AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                             DRIVERSSHIELD.COM, INC.

                Under Section 807 of the Business Corporation Law

      driversshield.com, Inc., a corporation organized and existing under the laws of the State of New York (the "Corporation"), hereby certifies as follows:

      1. The name of the corporation is driversshield.com, Inc. The Corporation was originally incorporated under the name Unisearch, Inc.

      2. The certificate of incorporation of the Corporation was filed by the Department of State on the June 28, 1985.

      3. The amendment and restatement of the certificate of incorporation herein certified was authorized by vote of a majority of the board of directors of the Corporation at a meeting held on October 29, 2001, and by vote of a majority of the outstanding shares of the Corporation entitled to vote thereon at a meeting held on February 4, 2002.

      4. The amendment and restatement of the certificate of incorporation herein certified effects the following changes: (a) in Article First, it changes the name of the Corporation to "DriverShield Corp."; (b) it deletes the current Article Second and inserts in its place a new Article Second stating the purpose of the Corporation; (c) in Article Fourth, it designates 1,000 shares of Preferred Stock of the Corporation as "Series A Convertible Preferred Stock" and states the rights, preferences and limitations of the Series A Convertible Preferred Stock; and (d) it adds a new Article Tenth specifying that the affirmative vote of a majority of all outstanding shares of the Corporation entitled to vote thereon is required to approve (1) a plan of merger or consolidation to which the Corporation is party, (2) the sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation, or (3) a plan for a binding share exchange to which the Corporation is party.

      5. The text of the certificate of incorporation is hereby amended and restated to read as follows:

      FIRST: The name of the corporation (the "Corporation") is DriverShield
Corp.

      SECOND: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law of the State of New York. The Corporation shall not engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

      THIRD: (a) The offices of the Corporation are located in the County of Nassau, State of New York.

             (b) The Secretary of State of the State of New York is hereby designated as the agent of the Corporation upon whom any process in any action may be served, and the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation which may be served upon it is:

         DriverShield Corp.
         51 East Bethpage Road
         Plainview, New York  11803

      FOURTH: The aggregate number of shares which the corporation has the authority to issue is thirty-one million (31,000,000), divided into two classes. The designation of each class, the number of share of each class, and the par value of the shares of each class, are as follows:

Number of Shares                 Class            Par Value per Share, if any
----------------                 -----            ---------------------------
Thirty Million (30,000,000)      Common           $.015
One Million (1,000,000)          Preferred        $.01

      The relative rights, preferences and limitations of the shares of each class are as follows:

Authorized Shares.

      The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 31,000,000 shares of which 1,000,000 shares shall be Preferred Stock, having a par value of $0.01 per share ("Preferred Stock"), and 30,000,000 shall be Common Stock, having a par value of $0.015 per share (Common Stock"). The Board of

Directors is expressly authorized to provide for the classification and reclassification of any unissued shares of Preferred Stock or Common Stock and issuance thereof in one or more classes or series without the approval of the stockholders of the Corporation.

Common Stock.

      Relative Rights. The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in the certificate or certificates of designation filed to establish the respective series of Preferred Stock. Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.

      Voting Rights. Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meeting and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders, except as otherwise provided in this certificate of incorporation or by applicable law.

      Dividends. Whenever there shall have been paid or declared and set aside for payment, to the holder of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then the holders of record of the Common Stock and any class or series of stock entitled to participate therewith as to dividends, shall be entitled to receive dividends, when, as, and if declared by the Board of Directors, out of any assets legally available for the payment of dividends thereon.

      Dissolution, Liquidation, Winding Up. In the event of any dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of record of the Common Stock then outstanding, and all holders of any class or series of stock entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up, the full preferential amount (if any) to which they are entitled, and shall have paid or provided for payment of all debts and liabilities of the Corporation.

Preferred Stock.

      Issuance, Designations, Powers, Etc. The Board of Directors expressly is authorized, subject to limitations prescribed by the New York Business Corporation Law and the provisions of this certificate of incorporation, to provide, by resolution and by filing an amendment to the certificate of incorporation pursuant to the New York Business Corporation Law, for the issuance from time to time of the shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

            (a) the number of shares constituting that series and the distinctive designation of that series;

            (b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any or payment of dividends on shares of that series;

            (c) whether that series shall have voting rights, in addition to voting rights provided by law, and, if so, the terms of such voting rights;

            (d) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

            (e) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such retention, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

            (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

            (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

            (h) any other relative powers, preferences and rights of that series, and qualifications, limitations or restrictions on that series.

         Dissolution, Liquidation, Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Preferred Stock of each series shall be entitled to receive only such amount or amounts as shall have been fixed by the certificate of incorporation or designations or by the resolution or resolutions of the Board of Directors providing for the issuance of such series.

Junior Participating Preferred Stock.

      Designation and Amount; Rank. The shares of such series shall be designated as "Junior Participating Preferred Stock" (the "Junior Preferred Stock") and the number of shares constituting such series shall be 200,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Junior Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion or exchange of any outstanding securities issued by the Corporation convertible into or exchangeable for Junior Preferred Stock. The Junior Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, junior to all other series of Preferred Stock and to all other classes preferred or special stock, and all series of any thereof, and senior to the Common Stock.

      Dividends and Distributions.

Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock and of any shares of any other class of preferred or special stock, and any series of any thereof, ranking prior and superior to the shares of Junior Preferred Stock with respect to dividends, the holders of shares of Junior Preferred Stock, in preference to the holders of Common Stock, par value $.015 per share, of the Corporation and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the fifteenth day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Junior Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $100.00 and (b) the sum of (i) the Adjustment Number (as defined below) times the aggregate per share amount of all cash dividends, and (ii) the Adjustment Number times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Junior Preferred Stock. The "Adjustment Number" shall be 1000, as adjusted from time to time pursuant to this paragraph (A). In the event the Corporation shall at any time after December 28 , 1998 (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock into a greater number of shares, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

The Corporation shall declare a dividend or distribution on the Junior Preferred Stock as provided in paragraph (a) of this Article Fourth Section D immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in like shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $100.00 per share on the Junior Preferred Stock shall, when, as and if declared by the Board of Directors out of funds legally available for such purpose, nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

Dividends shall begin to accrue and be cumulative on outstanding shares of Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Junior Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

      Voting Rights. The holders of shares of Junior Preferred Stock shall have the following voting rights:

Each share of Junior Preferred Stock shall entitle the holder thereof to a number of votes equal to the Adjustment Number (as adjusted from time to time pursuant to Article Fourth Section D hereof) on all matters submitted to a vote of the shareholders of the Corporation.

Except as otherwise provided herein, in the Restated Certificate or by-laws, the holders of shares of Junior Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(i) If at any time dividends on any Junior Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") that shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly period on all shares of Junior Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, (1) the number of Directors shall be increased by two, effective as of the time of election of such Directors as herein provided, and (2) the holders of Junior Preferred Stock and the holders of other Preferred Stock upon which these or like voting rights have been conferred and are exercisable (the "Voting Preferred Stock") with dividends in arrears equal to six quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect such two Directors.

                  (ii) During any default period, such voting right of the holders of Junior Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Article Fourth Section D or at any annual meeting of shareholders, and thereafter at annual meetings of shareholders, provided that such voting right shall not be exercised unless the holders of at least one-third in number of the shares of Voting Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Voting Preferred Stock of such voting right.

                  (iii) Unless the holders of Voting Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any shareholder or shareholders owning in the aggregate not less than 10% of the total number of shares of Voting Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Voting Preferred Stock, which meeting shall thereupon be called by the Chairman of the Board, the President, the Chief Executive Officer, any Vice President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Voting Preferred Stock are entitled to vote pursuant to this paragraph (3)(C)(iii) shall be given to each holder of record of Voting Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 10 days and not later than 60 days after such order or request or, in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any shareholder or shareholders owning in the aggregate not less than 10% of the total number of shares of Voting Preferred Stock outstanding. Notwithstanding the provisions of this paragraph (3)(C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the shareholders.

                  (iv) In any default period, after the holders of Voting Preferred Stock shall have exercised their right to elect Directors voting as a class, (x) the Directors so elected by the holders of Voting Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class or classes of stock which elected the Director whose office shall have become vacant. References in this paragraph (3)(C)(iv) to Directors elected by the holders of a particular class or classes of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

                  (v) Immediately upon the expiration of a default period, (x) the right of the holders of Voting Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Voting Preferred Stock as a class shall terminate and (z) the number of Directors shall be such number as may be provided for in or pursuant to the Restated Certificate or By-Laws irrespective of any increase made pursuant to the provisions of this paragraph (3)(C)(v) (such number being subject, however, to change thereafter in any manner provided by law or in the Restated Certificate or By-Laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

Except as set forth herein, holders of Junior Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

      Certain Restrictions. (i) Whenever quarterly dividends or other dividends or distributions payable on the Junior Preferred Stock as provided in Article Fourth Section D are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Junior Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on, or make any other distributions on, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except dividends paid ratably on the Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Junior Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Junior Preferred Stock, or any shares of stock ranking on a parity with the Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section D(4), purchase or otherwise acquire such shares at such time and in such manner.

      Reacquired Shares. Any shares of Junior Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without serial designation, and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

      Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (A) to the holders of Common Stock or shares of other stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock unless, prior thereto, the holders of shares of Junior Preferred Stock shall have received per share an amount equal to the Adjustment Number times $1.00, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or
(B) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except distributions made ratably on the Junior Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

      Consolidation, Merger, Etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Junior Preferred Stock then outstanding shall at the same time be similarly exchanged or changed in an amount per share equal to the Adjustment Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

      No Redemption. The shares of Junior Preferred Stock shall not be redeemable.

      Amendment. The certificate of incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Junior Preferred Stock, voting together as a single class.

      Fractional Shares. At the Corporation's sole discretion, Junior Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Junior Preferred Stock. Series A Convertible Preferred Stock.

      Designation and Amount. Of the 1,000,000 authorized shares of Preferred Stock, 1,000 shares are hereby designated "Series A Convertible Preferred Stock" (the "Series A Preferred Stock") and possess the rights and preferences set forth below:

      Initial Value. The initial value of each share of Series A Preferred Stock (the "Series A Initial Value") is $1,000, subject to adjustment for stock dividends, combinations, splits, recapitalizations and the like with respect to the Series A Preferred Stock.

      Dividends. Each share of Series A Preferred Stock is entitled to receive dividends in an amount equal to dividends declared and paid with respect to that number of shares of Common Stock into which one share of Series A Preferred Stock is then convertible, which dividends are payable as and when paid to holders of Common Stock.

      Liquidation. (j) Upon occurrence of a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (any such event, a "Liquidating Event"), each holder of shares of Series A Preferred Stock will be entitled to receive out of the remaining assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends or liquidation rights, including without limitation the Junior Preferred Stock, an amount per share of Series A Preferred Stock (this amount, the "Series A Liquidation Amount") equal to 125% of the Series A Initial Value plus an amount equal to all accumulated and unpaid dividends (whether or not declared by the board of directors) on each share up to the date fixed for distribution. After payment of the full Series A Liquidation Amount, holders of shares of Series A Preferred Stock will not be entitled to participate any further in any distribution of assets by the Corporation. If upon occurrence of a Liquidating Event the assets of the Corporation available for distribution to its stockholders are insufficient to pay the holders of the Series A Preferred Stock the full Series A Liquidation Amount, holders of Series A Preferred Stock will share ratably in any distribution of assets so that each such holder receives, per share, the same percentage of the Series A Liquidation Amount.

Subject to applicable law, any non-cash assets of the Corporation that are legally available for distribution upon liquidation, dissolution, or winding up of the Corporation must be promptly liquidated by a liquidating trust or similar entity.

A reorganization, consolidation or merger of the Corporation or a sale or other disposition of all or substantially all the assets of the Corporation will, at the election of holders of a majority of the then-outstanding shares of Series A Preferred Stock, constitute a Liquidating Event for purposes of this Section
(j).

      Optional Conversion. Each share of Series A Preferred Stock is convertible at the option of the holder into a number of fully paid and nonassessable shares of Common Stock determined by dividing the Series A Initial Value by the conversion price for the Series A Preferred Stock (the "Conversion Price") in effect on the date the certificate is surrendered for conversion as provided in
Section 0. The Conversion Price is initially $2.00, but is subject to adjustment as provided in Section 0.

Any holder of one or more shares of Series A Preferred Stock may exercise the conversion right under Section (k) as to any one or more of those shares by delivering to the Corporation during regular business hours, at the office of the Corporation or any transfer agent of the Corporation for the Series A Preferred Stock as may be designated by the Corporation, the one or more certificates for the shares to be converted, duly endorsed or assigned in blank or to the

Corporation (if required by it), accompanied by written notice stating that the holder is electing to convert those shares and stating the name or names (with address) in which the one or more certificates for shares of Common Stock are to be issued. Conversion will be deemed to have been effected on the date when a holder delivers as required by the previous sentence the one or more certificates for the shares to be converted (that date, the "Conversion Date"). As promptly as practicable thereafter, but in any event not later than 10 business days following the Conversion Date, the Corporation shall issue and deliver to or upon the written order of the holder, to the place designated by the holder, the one or more certificates representing the shares of Common Stock to which the holder is entitled and a check or cash in respect of any fractional interest in a share of Common Stock as provided in Section 0. The Person in whose name one or more certificates for Common Stock are to be issued will be deemed to have become a Common Stock holder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event that Person will be deemed to have become a holder of record on the next succeeding date on which the transfer books are open, but the applicable Conversion Price will be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion, the Corporation shall at its expense issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, in addition to one or more certificates representing the shares of Common Stock to which shares of Series A Preferred Stock of the holder were converted, a new certificate (dated so as not to result in any loss of dividends) covering the number of shares of the Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

The Corporation will not issue any fractional shares of Common Stock or scrip upon conversion of shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock is surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof must be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash amount equal to the then Current Market Price of a share of Common Stock on the trading day immediately preceding the Conversion Date multiplied by the fractional interest. Fractional interests are not entitled to dividends and holders of fractional interests are not entitled to any rights as stockholders of the Corporation in respect of those fractional interests. If the Corporation cannot legally pay any such cash amount, the Corporation shall pay it as soon thereafter as funds are legally available.

The Corporation shall pay all documentary or stamp taxes attributable to issuance or delivery of shares of Common Stock upon conversion of any shares of Series A Preferred Stock, if issued in the name of the record holder.

The Corporation shall reserve, free from preemptive rights, out of its authorized but unissued shares of Common Stock and solely for the purpose of effecting conversion of the shares of Series A Preferred Stock sufficient shares to provide for the conversion of all outstanding shares of Series A Preferred Stock.

All shares of Common Stock issued upon conversion of shares of Series A Preferred Stock will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and free from all taxes, liens or charges with respect thereto.

As used in this Section (k), "Current Market Price" means, with respect to the Common Stock as of any date, the following:

the mean between the highest and lowest quoted selling prices on the Nasdaq SmallCap Market (or any other securities exchange or trading market where the Common Stock is listed or traded) for that date or, if there are no sales on that date, the nearest preceding date on which there were one or more sales; or

if the Common Stock is not listed or traded on any securities exchange or trading market, the Current Market Price shall be determined as follows:

the board of directors shall determine the Current Market Price, and the Corporation shall give to holders of shares of Series A Preferred Stock written notice of that determination and the methodology used by the board of directors in arriving at that determination (that notice, a "Value Notice");

if the Corporation and holders of a majority of the shares of Series A Preferred Stock then outstanding agree in writing, no later than 15 days after the date of the Value Notice, that the board of directors' determination represents the Current Market Price, then that determination will apply;

if there is no such agreement, then no later than 21 days after the date of the Value Notice the Corporation, on the one hand, and holders of a majority of the shares of Series A Preferred Stock then outstanding, on the other hand, shall jointly select an independent appraiser whose determination of Current Market Price will be binding on the Corporation and each holder of shares of Series A Preferred Stock;

if the Corporation and holders of a majority of the shares of Series A Preferred Stock then outstanding are unable to agree upon the selection of an appraiser, then no later than 28 days after the date of the Value Notice the Corporation, on the one hand, and holders of a majority of the shares of Series A Preferred Stock then outstanding, on the other hand, shall deliver to the other a list of three independent appraisers, who must be recognized investment banks, and shall select, by written notice to the other, one appraiser from the list delivered by the other;

if either party fails to timely deliver a list of appraisers or select an appraiser from the list provided by the other party, the other party may select an appraiser from its list and that appraiser will serve as the sole appraiser;

the appraiser or appraisers selected must, within 15 days of being selected, determine the Current Market Price;

if two appraisers are selected and the lower of the two appraisals is at least 90% of the higher appraisal, then the Current Market Value will equal the average of the two appraisals, but if the lower of the two appraisals is less than 90% of the higher appraisal, then the two appraisers must appoint a third independent appraiser no later than seven days after the end of the 15-day period, and that third appraiser must, within 15 days of being selected, determine the Current Market Price, which will be equal to the average of all three appraisals;

any determination of Current Market Value in accordance with this clause (2) will be binding on the Corporation and each holder of Series A Preferred Stock; and

the Corporation shall bear all expenses and fees incurred in connection with the appraisal process.

      Adjustment to Conversion Price. The Conversion Price is subject to adjustment from time to time as follows:

If the Corporation issues, after the date upon which any shares of Series A Preferred Stock were first issued (the "Original Issue Date"), any shares of Common Stock other than Excluded Securities (as defined below) ("Additional Stock") without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to that issuance of Additional Stock, the Conversion Price in effect immediately prior to each such issuance will automatically be adjusted to the price paid per share for that Additional Stock. For purposes of any adjustment of the Conversion Price pursuant to this
Section 0, the following provisions apply:

In the case of issuance of Additional Stock for cash, the consideration will be deemed to be the amount of cash paid therefor after deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance.

In the case of issuance of Additional Stock for a consideration in whole or in part other than cash, the value of consideration other than cash will be deemed to be its fair value, determined as follows:

the board of directors shall determine the fair value of that consideration, and the Corporation shall give to holders of shares of Series A Preferred Stock written notice of that determination and the methodology used by the board of directors in arriving at that determination (that notice, a "Value Notice");

if the Corporation and holders of a majority of the shares of Series A Preferred Stock then outstanding agree in writing, no later than 15 days after the date of the Value Notice, that the board of director's determination represents the fair value of that consideration, then that determination will apply;

if there is no such agreement, then no later than 21 days after the date of the Value Notice the Corporation, on the one hand, and holders of a majority of the shares of Series A Preferred Stock then outstanding, on the other hand, shall jointly select an independent appraiser whose determination of value will be binding on the Corporation and each holder of shares of Series A Preferred Stock;

if the Corporation and holders of a majority of the shares of Series A Preferred Stock then outstanding are unable to agree upon the selection of an appraiser, then no later than 28 days after the date of the Value Notice the Corporation, on the one hand, and holders of a majority of the shares of Series A Preferred Stock then outstanding, on the other hand, shall deliver to the other a list of three independent appraisers, who must be recognized investment banks, and shall select, by written notice to the other, one appraiser from the list delivered by the other;

if either party fails to timely deliver a list of appraisers or select an appraiser from the list provided by the other party, the other party may select an appraiser from its list and that appraiser will serve as the sole appraiser;

the appraiser or appraisers selected must, within 15 days of being selected, determine the value of the consideration other than cash;

if two appraisers are selected and the lower of the two appraisals is at least 90% of the higher appraisal, then the value will equal the average of the two appraisals, but if the lower of the two appraisals is less than 90% of the higher appraisal, then the two appraisers must appoint a third independent appraiser no later than seven days after the end of the 15-day period, and that third appraiser must, within 15 days of being selected, determine the value, which will be equal to the average of all three appraisals;

any determination of the value in accordance with this clause (2) will be binding on the Corporation and each holder of Series A Preferred Stock; and

the Corporation shall bear all expenses and fees incurred in connection with the appraisal process.

In the case of issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions apply:

the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock will be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 0 and 0), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for any such convertible or exchangeable securities and subsequent conversion or exchange thereof will be deemed to have been issued at the time those securities were issued or those options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for those securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional minimum consideration, if any, to be received by the Corporation upon the conversion or exchange of those securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 0 and 0);

on any change in the number of shares of Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for any such convertible or exchangeable securities or any change in the consideration to be received by the Corporation upon the exercise of any such options or rights or conversion of or exchange for any such convertible or exchangeable securities, other than a change resulting from the antidilution provisions thereof, the Conversion Price will forthwith be readjusted to the Conversion Price as would have obtained had the adjustment made upon the issuance of those options, rights or securities not exercised, converted or exchanged prior to that change or options or rights related to those securities not exercised, converted or exchanged prior to such change been made upon the basis of that change; and

on expiration of any such options or rights, termination of any such rights to convert or exchange, or expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price will forthwith be readjusted to the Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon exercise of those options or rights, upon conversion or exchange of those securities or upon the exercise of the options or rights related to those securities and subsequent conversion or exchange thereof.

If, at any time after the Original Issue Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, upon the record date fixed for determining holders of Common Stock entitled to receive that stock dividend or upon the date of that subdivision or split-up, as applicable, the Conversion Price will be appropriately decreased so as to increase the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock in proportion to that increase in outstanding shares of Common Stock.

If, at any time after the Original Issue Date, the number of shares of Common Stock outstanding is decreased by a combination or reverse split of the outstanding shares of Common Stock, then, upon the date of that combination or reverse split, the Conversion Price will be appropriately increased so as to decrease the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock in proportion to that decrease in outstanding shares of Common Stock.

Subject to the provisions in Section 4(c), in the event, at any time after the Original Issue Date, of any capital reorganization or any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or consolidation or merger of the Corporation with or into another Person (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any change in or any change in ownership of the Common Stock) or of sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other Person, each share of Series A Preferred Stock will after that reorganization, reclassification, consolidation, merger, sale or other disposition be convertible into the kind and number of shares of stock or other securities or property of the Corporation, or of the corporation resulting from that consolidation or surviving that merger or to which those properties and assets were sold or otherwise disposed, to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of that reorganization, reclassification, consolidation, merger, sale or other disposition) upon conversion of those shares of Series A Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or other disposition. The provisions of this Section 0 will similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, or other dispositions.

Whenever the Conversion Price is adjusted as provided in this Section 0, the Corporation shall forthwith file, at the office of the Corporation or any transfer agent designated by the Corporation for the Series A Preferred Stock, a statement, signed by its chief financial officer, showing in detail the facts requiring that adjustment, the Conversion Price then in effect, and computations demonstrating how the adjusted Conversion Price was arrived at. The Corporation shall also cause a copy of such statement to be sent by first-class certified mail, return receipt requested, postage prepaid, to each holder of shares of Series A Preferred Stock at its address appearing on the Corporation's records. Where appropriate, this copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 0.

If the Corporation proposes to take any action of the types described in Section 0, the Corporation shall give notice to each holder of shares of Series A Preferred Stock, in the manner set forth in Section 0, specifying the record date, if any, with respect to that action and the date on which that action is to take place and setting forth any facts reasonably necessary to indicate the effect of that action (to the extent that effect may be known at the date of that notice) on the Conversion Price and the number, kind, or class of shares or other securities or property deliverable or purchasable upon occurrence of that action or deliverable upon conversion of shares of Series A Preferred Stock. In the event of any action that would require the fixing of a record date, any notice required under this Section 0 must be given at least 20 days prior to the date so fixed, and in case of all other actions, any such notice must be given at least 30 days prior to the action is taken. Failure to give such notice, or any defect therein, will not affect the legality or validity of any such action.

As used in this Section 0, "Excluded Securities" means as follows:

options to purchase or rights to subscribe for shares of Common Stock that the Corporation issues to any director, officer, or employee of, or consultant to, the Corporation or any subsidiary of the Corporation under any stock option plan of the Corporation approved by the board of directors and that have an exercise price per share of at least $1.25 or the Current Market Price at the time the option is granted, whichever is greater, except that if more than 500,000 of such options vest in any 12-month period beginning February 6, 2002, those excess options will not constitute Excluded Securities (the number of options vesting in the 12-month period beginning February 6, 2002, being deemed to include any options granted and vesting between October 29, 2001 and February 6,
2002);

shares of Common Stock issued upon the conversion of other securities of the Corporation;

shares of Common Stock issued as a stock dividend or upon any stock split or other subdivision or combination of Common Stock; and

shares of Common Stock issued pursuant to a firm-commitment underwritten public offering under an effective registration statement.

      Voting Rights. Each holder of shares of Series A Preferred Stock is entitled to one vote for each share of Common Stock into which each share of Series A Preferred Stock could be converted, assuming a Conversion Price of $2.00, and with respect to that vote, each holder has full voting rights and powers equal to the voting rights and powers of the holders of Common Stock and is entitled to vote, together with holders of Common Stock and not as a separate class (except as required by law), with respect to any question upon which holders of Common Stock have the right to vote. Any adjustment to the Conversion Price pursuant to Section 0 will not affect the voting rights provided for in this Section 0.

      Protective Rights. The Corporation shall not do any of the following without the approval (given by written consent in lieu of a meeting or by vote at a meeting for which notice has been given in the manner specified in the bylaws of the Corporation) of holders of shares representing a majority of the shares of Series A Preferred Stock then outstanding:

amend, alter, or repeal any provision of the Corporation's certificate of incorporation or bylaws if that amendment, alteration, or repeal would affect the rights, powers, or preferences of holders of Series A Preferred Stock in their capacity as such;

authorize or issue any equity or debt security on a parity with or having preference or priority over the Series A Preferred Stock as to liquidation preferences, dividend rights, voting rights, or otherwise (including any additional shares of Series A Preferred Stock);

declare and pay, or set aside funds for the payment of, any dividend with respect to, or redeem, repurchase, or otherwise acquire for value (or pay into or set aside for a sinking fund for that purpose), any shares of capital stock, except for repurchase shares of Common Stock from employees or consultants of the Corporation at the original purchase price thereof pursuant to vesting agreements approved by the board of directors;

authorize or issue any equity or debt security with a liquidation preference in excess of the amount paid for that security; and

incur, or cause any Affiliate to incur, any indebtedness for borrowed money, or assume or guarantee, or cause any Affiliate to assume or guarantee, the indebtedness of any other Person, in excess of $5,000,000 in the aggregate.

      Board Representation. (l) Until such time as PHH Vehicle Management Services, LLC ("PHH VMS") and its Affiliates no longer own at least 500 shares of Series A Preferred Stock (as adjusted to give effect to stock dividends, stock splits, recapitalizations, and the like with respect to the Series A Preferred Stock), PHH VMS has the right to elect one director of the Corporation (herein referred to as the "Series A Director"). The Series A Director must be either the chief executive officer or chief operating officer of PHH VMS or an individual who is nominated by PHH VMS and consented to by the Corporation.

The Series A Director must be elected by the affirmative vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock, either at a meeting of stockholders at which directors are elected or at a special meeting of holders of shares of Series A Preferred Stock or by written consent without a meeting in accordance with the Corporation's bylaws and applicable law. The Series A Director will serve for a term of one year and until his successor is elected and qualified. Any vacancy in the position of the Series A Director must be elected by the affirmative vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock.

To the extent permitted by applicable law, the Series A Director may, during his term of office, only be removed, with or without cause, by the affirmative vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock, either at a special meeting of holders of shares of Series A Preferred Stock or by written consent without a meeting in accordance with the Corporation's bylaws and applicable law. Any vacancy created by removal of the Series A Director may also be filled at any such meeting or by any such consent in accordance with this Section (l).

For as long as the Series A Preferred Stock is entitled to elect the Series A Director, the Series A Preferred Stock is entitled to have an employee of PHH VMS or any of its Affiliates participate as an observer at meetings of the Corporation's board of directors.

      Right of Participation. Each holder of one or more shares of Series A Preferred Stock is entitled to purchase that holder's Pro Rata Portion of any New Securities that the Corporation from time to time issues.

The "Pro Rata Portion" of any New Securities means, with respect to any holder of shares of Series A Preferred Stock, a proportion of those New Securities equal to the proportion of (1) the sum of (A) all of shares of Common Stock then outstanding, (B) all shares of Common Stock issuable upon conversion of all shares of Series A Preferred Stock then outstanding and any other securities of the Corporation then outstanding that are convertible into shares of Common Stock, and (C) all shares of Common Stock issuable upon exercise of any warrants or options then outstanding, that is represented by (2) all shares of Common Stock then issuable upon conversion of all shares of Series A Preferred Stock then outstanding held by that holder.

"New Securities" means (1) any shares of Common Stock or Preferred Stock, (2) any rights, options, or warrants to purchase shares of Common Stock or Preferred Stock, (3) any securities that are or may become convertible into or exchangeable for shares of Common Stock or Preferred, or (4) any rights, options, or warrants to purchase such convertible or exchangeable securities that, in each case, the Corporation issues after February 6, 2002, but does not include Excluded Securities.

If the Corporation proposes to issue New Securities, it shall give each holder of shares of Series A Preferred Stock written notice of that issuance, describing the type of New Securities and the price and general terms upon which the Corporation proposes to issue them. If a holder of shares of Series A Preferred Stock wishes to purchase any New Securities, it must within 15 days of its receipt of any such notice provide the Corporation with a written notice stating that it wishes to purchase New Securities for the price and upon the terms specified in the notice and stating how many New Securities (not to exceed that holder's Pro Rata Portion) it wishes to purchase.

If any holder of shares of Series A Preferred Stock exercises its right under Section (m), the closing of the purchase by that holder of the New Securities with respect to which it has exercised its right must take place within 30 days after the holder of shares of Series A Preferred Stock gives notice of its exercise. This period of time will be extended if necessary to permit the Corporation or that holder to comply with applicable law. Upon any exercise by any holder of shares of Series A Preferred Stock of its right under Section (m), the Corporation and that holder shall use commercially reasonable efforts to consummate the purchase contemplated thereby and shall use all reasonable efforts to secure any approvals required in connection therewith.

If any holder of shares of Series A Preferred Stock fails to or elects not to exercise its right under Section (m) within the 15-day period specified in
Section 0, the remaining holders of shares of Series A Preferred Stock that have elected to purchase their Pro Rata Portions will be entitled to purchase any New Securities that remain unpurchased. Each such holder will have the right to purchase those New Securities in the proportion their respective Pro Rata Portions. All such purchases must be made within the period specified for closing specified in
Section 0. If after that period any New Securities remain unpurchased, the Corporation may within 90 days sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby will be closed, if at all, within 60 days from the date of that agreement) to sell those New Securities at the price and upon the terms specified in the notice delivered by the Corporation pursuant to Section 0. If the Corporation has not sold the New Securities or entered into an agreement to sell the New Securities within that 90-day period (or sold and issued New Securities in accordance with the foregoing within 60 days of the date of any agreement to sell those New Securities), the Corporation may not thereafter issue or sell any New Securities without first offering those New Securities to the holders of shares of Series A Preferred Stock in the manner provided in this Section (m). Any offer by the Corporation of New Securities in addition to those specified in the notice described in Section 0, whether on the same or different terms as are specified therein, must comply with the terms of this Section (m).

      Information Rights. The Company shall promptly send to each holder of shares of Series A Preferred Stock annual audited financial statements and quarterly unaudited financial statements, annual budgets, any notice of shareholder meetings required by New York law, and such other information as a holders of a majority of outstanding shares of Series A Preferred Stock reasonably request. On a quarterly basis, the Company shall send to each holder of shares of Series A Preferred Stock notice of any sale of shares of Additional Stock during the previous quarter, which notice must include the price paid for, and the terms of, that Additional Stock.

      Definitions. As used in this Article Fourth Section E, the following terms have the following meanings:

      "Affiliate" means, with respect to any given Person, any other Person at the time directly or indirectly controlling, controlled by or under common control with that Person. For purposes of this definition, "control" means the possession, directly or indirectly, and solely or with others, of the power to direct or cause the direction of the management and policies of a Person through ownership of voting securities.

      "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental authority or other entity.

      FIFTH: The Secretary of State is designated as the agent of the Corporation upon whom process against the Corporation may be served. The post office address within the State of New York to which the Secretary of State shall mail a copy of any process against the corporation served upon him is:
First Priority Group c/o Lawrence Muenz, Esq., 51 E Bethpage Road, Plainview, NY 11803.

      SIXTH: The duration of the Corporation is to be perpetual.

      SEVENTH: The following provisions are inserted for the regulation and conduct of the affairs of the Corporation and it is expressly provided that they are intended to be in furtherance and not in limitation or exclusion of the powers conferred by statute:

Meetings of the shareholders or directors of the Corporation for all purposes may be held at its office or elsewhere within or without the State of New York, at such place or places as may from time to time be designated in the by-laws, or by unanimous resolution of the board of directors.

All corporate powers except those which by law expressly require the consent of the shareholders shall be exercised by the board of directors.

The board of directors shall have the power from time to time to fix and determine and vary the amount of the working capital of the Corporation, and to direct and determine the use and disposition of any surplus or net profits over and above its capital, and in its discretion, the board of directors may use and apply any such surplus or accumulated profits in purchasing or acquiring bonds or other obligations of the corporation or its own capital shares, to such extent and in such manner and upon such terms as the board of directors shall deem expedient, but any such capital shares so purchased or acquired may be resold unless such shares shall have been retired in the manner provided by law for the purpose of decreasing the Corporation's capital.

Any one or more or all of the directors may be removed with or without cause, at any time, by the vote of the shareholders holding a majority of the shares of the Corporation entitled to vote at any special meeting and thereupon the term of such director or directors who shall have been so removed shall forthwith terminate, and there shall be a vacancy or vacancies in the board of directors to be filled as provided in the by-laws.

Subject always to by-laws made by the shareholders, the board of directors may make by-laws and from time to time may alter, amend or repeal any by-laws, but any by-laws made by the board of directors may be altered or repealed by the shareholders.

Any one or more members of the board of directors of the Corporation or of any committee thereof may participate in a meeting of said board or of any such committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time.

      EIGHTH: No holder of any of the shares of any class of the Corporation shall be entitled as a right to subscribe for, purchase, or otherwise acquire any shares of any class of the Corporation which the Corporation proposes to issue or any rights or options which the Corporation proposes to grant for the purchase of shares of any class of the Corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase or otherwise acquire shares of any class of the Corporation; any and all such shares, bonds, securities, or obligations of the Corporation, which are new or are hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the board of directors to such persons, firms, corporations and associations, and for such lawful consideration, and on such terms as the board of directors in its discretion may determine without first offering the same, or any thereof, to any said holder. Without limiting the generality of the foregoing stated denial of any and all preemptive rights, no holder of shares of any class of the Corporation shall have any preemptive rights in respect of matters, proceedings, or transaction specified in paragraphs (1) to (6) inclusive, of paragraph (a) of
Section 622 of the New York Business Corporation Law.

      NINTH: Except as may otherwise be specifically provided in this certificate of incorporation, no provision of this certificate of incorporation is intended by the corporation to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred under the New York Business Corporation Law upon the Corporation, upon its shareholders, bondholders and security holders, and upon its directors, officers and other corporate personnel including, in particular, the power of the Corporation to furnish indemnification to directors and officers in the capacities defined and prescribed rights of said persons in indemnification as the same are conferred by the New York Business Corporation Law.

      TENTH: The affirmative vote of a majority of all outstanding shares entitled to vote thereon is required to approve (1) a plan of merger or consolidation involving the Corporation, (2) a sale, lease, exchange or other disposition of all or substantially all of the Corporation's assets not in the ordinary course of business, and (3) a binding share exchange involving the Corporation.

      The undersigned is executing this certificate on February __, 2002.


                                                     --------------------------
                                                     Barry Siegel
                                                     Chairman and CEO